UNITED STATES

SECURITIES AND EXCHANGE COMMISSION SEC File No: 000-49687

Washington, D.C. 20549 CUSIP No: 16937D 10 5

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):  [X ]Form 10-K   [  ]Form 20-F   [  ]Form 10-Q    [  ]Form 10-D

[  ]Form N-SAR  [  ]Form N-CSR

For Period Ended: September 30, 2007

|  |          Transition report on Form 10-K

|_|          Transition report on Form 20-F

|_|          Transition report on Form 11-K

|_|          Transition report on Form 10-Q

    |_|          Transition report on Form N-SAR

For the Transition Period Ended:

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     Read Instruction (on back page) Before Preparing Form Please Print or Type.

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________

________________________________________________________________________________

PART 1 -- REGISTRANT INFORMATION

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China Agro Sciences Corp.

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Full Name of Registrant

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Former name if Applicable

101 Xinanyao Street, Jinzhou District

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Address of Principal Executive Office (Street and Number)

Dalian, Liaoning Province, PRC 116100

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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a)  The reasons  described in  reasonable  detail in Part III of this

        |      form  could  not be  eliminated  without  unreasonable  effort or

        |      expense;

        | (b)  The subject annual report,  semi-annual report, transition report

        |      on Form 10-K,  Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or

|X|   |      a  portion  thereof,  will be filed on or  before  the  fifteenth

        |      calendar day  following the  prescribed  due date; or the subject

        |      report or transition report on Form 10-Q, or subject distribution

        |      report  on Form  10-D,  or  portion  thereof  will be filed on or

        |      before the fifth  calendar day following the prescribed due date;

        |      and

        | (c)  The  accountant's  statement  or other  exhibit  required by Rule

        |      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K,  20-F, 11-K, 10-Q,

10-D, N-SAR,  N-CSR, or the transition  report or portion thereof,  could not be filed within the prescribed time period.

     Data and other  information  regarding  certain material  operations of the

     Company,  as well as its financial  statements required for the filing, are

     not  currently   available  and  could  not  be  made   available   without

     unreasonable effort and expense.

PART IV-- OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

Peter D. Zhou

212

232-0120

(Name)

(Area Code)

(Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the

Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of

1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,

identify report(s). [X]Yes [ ] No

(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings statements to be included in the subject report or portion thereof?

                                 [ ]Yes [X] No

                            China Agro Sciences Corp.

                  (Name of Registrant as Specified in Charter)

     has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        December 31, 2007         By     /s/ Zhengquan Wang, President

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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative

(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

................................................................................

       Intentional misstatements or omissions of fact constitute Federal

                    Criminal Violations (See 18 U.S.C. 1001)

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